Exhibit 10.1

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 28th day of June 2015, by and between Pershing Gold Corporation, a Nevada corporation and Stephen D. Alfers, an individual (“Executive”). As used herein, the “Effective Date” of this Agreement shall mean the date first set forth above.

W I T N E S S E T H:

WHEREAS, the Executive is currently employed by the Company as Chief Executive Officer pursuant to an employment agreement dated February 9, 2012, as amended by that certain First Amendment to Executive Employment Agreement, dated February 8, 2013, that certain Second Amendment to Executive Employment Agreement, dated December 23, 2013, and that certain Third Amendment to Executive Employment Agreement, dated February 5, 2015 (collectively, the “Original Agreement”);

WHEREAS, the Company and Executive wish to continue Executive’s employment as Chief Executive Officer pursuant to the terms of this amended and restated Agreement, which shall supersede the Original Agreement in its entirety; and

WHEREAS, as consideration for Executive agreeing to enter into this amended and restated Agreement, the Company has issued to Executive certain additional restricted stock units in the Company pursuant to that certain “Pershing Gold Corporation Restricted Stock Unit Grant Agreement” between Executive and the Company, of even date herewith (the “RSU Agreement”).

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1. Employment and Duties. The Company agrees to continue to employ and Executive agrees to continue to serve as the Company's Chief Executive Officer. The duties and responsibilities of Executive shall include the duties and responsibilities as the Board of Directors of the Company (the “Board”) may from time to time assign to Executive. Executive shall devote substantially all of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement. Provided that none of the additional activities interferes with the performance of the duties and responsibilities of Executive or are determined by the Board to be inconsistent with the position, standing, stature, reputation or best interests of the Company, nothing in this Section 1, shall prohibit Executive from (a) serving as a consultant, director or member of a committee, paid or unpaid, for entities that, in the good faith determination of the Board, do not compete or present the appearance of competition with the Company or otherwise create, or could create, in the good faith determination of the Board, a conflict of interest or appearance of a conflict of interest with the business of the Company; (b) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise (c) serving as a director or trustee of any governmental, charitable or educational organization; or (d) engaging in additional activities in connection with personal investments and community affairs; provided that such activities are not inconsistent with Executive’s duties under this Agreement. In addition to the above and notwithstanding any other provision of this Agreement to the contrary, Executive may continue his service for current clients Franco-Nevada Corporation and Western States Minerals Corporation and their respective affiliated companies.

2. Term. The term of this Agreement shall commence on the Effective Date and shall continue through December 31, 2018 and shall be automatically renewed for successive one (1) year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least 120 days prior to the expiration of the initial term or any renewal term of this Agreement. “Employment Period” or “Term” shall mean the initial term plus renewals, if any.

3. Place of Employment. Executive's services shall be performed at the Company's offices located in Lakewood, Colorado. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4. Base Salary. During the Term, Executive shall initially be paid an aggregate annual base salary at the rate of $425,000 per year (the “Base Salary”), payable in equal installments during each year in accordance with the payroll practices for the executives of the Company. The Compensation Committee of the Board, or if there is no Compensation Committee the Board, shall review Employee’s salary from time to time and may, in its sole discretion, make a recommendation to the Board of Directors to increase but not decrease it. The Board of Directors has the final authority to approve Base Salary adjustments.

5. Bonuses. In addition to the Base Salary, Executive shall be entitled to receive an annual bonus (the “Bonus”) (if earned) for each calendar year during the Term for which services are performed under this Agreement. The performance criteria for any particular calendar year shall be established by the Board no later than 90 days after the commencement of such calendar year and prompt notice thereof provided to Executive. Executive’s Bonus for a calendar year shall equal 100% of his annualized Base Salary (“Target Bonus”) for that year if target levels of performance for that year are achieved, with greater or lesser amounts paid for performance above and below target as determined by the Board. The Bonus shall be paid in cash. Any Bonus for a calendar year shall be subject to Executive’s continued employment with the Company through the end of the calendar year in which it is earned and may be paid after the conclusion of the calendar year in accordance with the Company’s regular bonus payment policies in the year following the year with respect to which the Bonus relates, and in any case not later than two and one half (2-1/2) months following the end of the year with respect to which a Bonus is earned.

6. Equity Awards. The Executive shall be eligible to participate in any long term incentive plans adopted by the Company from time to time, and shall otherwise be eligible for annual long term incentive awards in the discretion of the Board.

7. Indemnification. To the fullest extent permitted by law and the Company’s articles of incorporation and bylaws, the Company hereby indemnifies Executive and holds him harmless from the Effective Date, through the Term, and after the period of Executive’s employment hereunder, from and against all loss, costs, damages, and expenses including, without limitation, legal expenses of counsel (which expenses the Company will, to the extent so permitted, advance to Executive as the same are incurred) arising out of or in connection with the fact that Executive is or was a director, officer, attorney, employee, or agent of the Company or serving in such capacity for another corporation at the request of the Company. This indemnification is in addition to that provided in the Company’s certificate of incorporation and bylaws.

8. D&O Insurance. The Company shall cover Executive under directors and officers liability insurance from the Effective Date, through the Term, and, while potential liability exists, after the period of Executive’s employment hereunder, on the most favorable terms as provided to any other director or executive officer of the Company.

9. Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.

10. Other Benefits. During the term of this Agreement, the Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, "Benefit Plans"), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company's managerial or salaried executive employees. The Executive shall be entitled to 25 days of paid time off (in addition to the usual national holidays) during each contract year during which he serves hereunder (“Paid Time Off”). Paid Time Off not taken during a calendar year may not be carried forward in the next contract year unless otherwise provided in the Benefit Plans or by written Company policy, as from time to time implemented and updated.

11. Termination of Employment.

(a) For Cause, Disability, Death or Resignation Without Good Reason.

Executive may terminate his employment at any time, for any reason, upon 30 days prior notice to Company; provided that the Company may in its sole discretion, elect to waive all or any part of any notice period. If the Executive’s employment is terminated during the Term by the Company for Cause, if Executive voluntarily terminates employment with the Company other than for Good Reason at any time, or if Executive’s employment terminates due to death or Disability, the Company shall pay to the Executive (or, if applicable, his estate) in a lump sum (i) any unpaid portion of Executive’s accrued Base Salary and unused Paid Time Off; (ii) any amounts payable to Executive pursuant to the terms of any pension or welfare benefit plan, and (iii) any expense reimbursements payable pursuant to the Company’s reimbursement policy (the “Accrued Obligations”). Except in the case of termination due to Death or Disability, unvested equity grants shall be forfeited as of the date of termination (unless otherwise provided in the RSU Agreement or in any applicable equity plan or other award agreement), and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement. In the case of termination due to Death or Disability any unvested equity grants shall be forfeited as of the date of termination (unless otherwise provided in the applicable equity plan or award agreement), and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement. In addition, in the case of termination due to Death, any and all tax withholding obligations in respect of outstanding equity awards as of the date of death may be satisfied through the withholding of shares otherwise issuable under such awards at the election of Executive’s personal representative or such other person or persons authorized to handle tax matters under Executive’s will and/or the laws of descent and distribution.

(b) Termination Without Cause or Resignation For Good Reason in Absence of Change in Control. Company may terminate Executive’s employment at any time without Cause upon 30 days prior written notice to Executive. Upon Executive’s involuntary termination of employment by the Company without Cause outside of a Change in Control Period (as defined in subsection (c) below), or Executive’s resignation for Good Reason outside of a Change in Control Period, the Term shall end and, in addition to the Accrued Obligations, Executive shall be entitled to receive a lump sum severance payment in an amount equal to (x) two (2) times (y) the sum of (i) Executive’s then in effect Base Salary, plus (ii) Executive’s Bonus Amount (defined below). In addition, the Initial Equity Grant shall fully and immediately vest. Except for the Initial Equity Grant, any unvested equity grants shall be forfeited as of the date of termination (unless otherwise provided in the RSU Agreement or in any applicable equity plan or other award agreement), and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement. For the avoidance of doubt, the nonextension of the Term by the Company pursuant to Section 1 shall not be treated as a termination without Cause hereunder.

(c) Termination Without Cause or Resignation For Good Reason Prior to, Upon or Following a Change in Control. Upon Executive’s termination of employment by the Company without Cause within six months prior to, upon, or within 24 months following a Change in Control (“Change in Control Period”) or Executive’s Resignation for Good Reason during a Change in Control Period, the Term shall end and, in addition to the Accrued Obligations, Executive shall be entitled to receive a lump sum severance payment in an amount equal to (x) two (2) times (y) the sum of (i) Executive’s then in effect Base Salary, plus (ii) Executive’s Bonus Amount (defined below). In addition, any unvested equity awards that were granted prior to the Change in Control Period, including the Initial Equity Grant or any other equity awards made during the Term, shall, unless otherwise provided in the RSU Agreement, fully and immediately vest (and in the case of options become exercisable), and otherwise shall be treated as specified in the RSU Agreement or in any applicable equity plan or other award agreement. For the avoidance of doubt, the nonextension of the Term by the Company during a Change in Control Period shall be treated as a termination without Cause under this Section 11(c). If Executive’s employment is terminated during the portion of the Change in Control Period that is six months prior to an anticipated Change in Control, Executive will become entitled to all payments and accelerated vesting benefits pursuant to this Section 11(c) upon the occurrence of the Change in Control.

(d) Nonrenewal by Company. If the Company provides notice to Executive pursuant to Section 2 that the Term will not be extended, the Term shall end on the scheduled date and, in addition to the Accrued Obligations, Executive shall be entitled to receive a lump sum severance payment in an amount equal to the sum of (i) Executive’s then in effect Base Salary, plus (ii) the Bonus actually paid to Executive with respect to the fiscal year immediately preceding the year in which Term ends. Any unvested equity grants shall be forfeited as of the date of termination (unless otherwise provided in the RSU Agreement or in any applicable equity plan or other award agreement), and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement.

(e) Welfare Benefits. Executive’s eligibility to participate in the Company’s medical, dental, and vision benefit plans and other insured welfare benefits (such as life, accident, and disability coverage) will terminate upon Executive’s termination of employment according to the terms of the relevant benefit plan. Executive may elect to participate in medical, dental, and vision benefits provided through an outside vendor, in conjunction with continued insurance coverage available to Executive under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at COBRA rates.

(f) Release of Claims. The payment and provision of any and all severance benefits pursuant to Sections 11(b), (c) and (d) above shall be conditioned upon and subject to execution of a Release of Claims by Executive which becomes effective and irrevocable no later than 60 days following termination of employment and which is substantially in the form attached to this Agreement as Exhibit A. All lump-sum payments due pursuant to this Agreement shall be payable within five (5) days after the date the Release of Claims has been delivered to the Company and become irrevocable. The payment of the Accrued Obligations is not subject to Executive’s execution of a Release of Claims.

(g) No Obligation to Mitigate. Executive shall not be required to mitigate the amount of any payment provided for in this Section 11 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 11 be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by Executive from any other source at any time before and after the termination date. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against Executive for any reason.

12. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Bonus Amount. “Bonus Amount” shall mean the average of actual Annual Bonuses payable under Section 5 to Executive with respect to the two fiscal years immediately preceding the contract year which the Executive’s employment terminates; provided, however, in the event Section 11(c) applies, the Bonus Amount shall be the Executive’s Target Bonus under Section 5 for the year in which the Change in Control occurs.

(b) Change in Control. “Change in Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible, exercisable or exchangeable into Common Stock directly from the Company or from any affiliate of the Company, or (B) any acquisition of Common Stock or securities convertible, exercisable or exchangeable into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

(c) Cause. “Cause” shall mean:

(i) conviction of a felony or a crime involving fraud or moral turpitude; or

(ii) theft, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which impairs Executive’s ability to perform appropriate employment duties for the Company; or

(iii) intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Company after a Change in Control , including violation of a non-competition or confidentiality agreement; or

(iv) willful failure to follow lawful instructions of the person or body to which Executive reports; or

(v) gross negligence or willful misconduct in the performance of Executive’s assigned duties. Cause shall not include mere unsatisfactory performance in the achievement of Executive’s job objectives.

(d) Disability. “Disability” means a physical or mental illness, injury, or condition that prevents Executive from performing substantially all of Executive’s duties associated with Executive’s position or title with the Company for at least 90 days in a 12-month period.

(e) Initial Equity Grant. “Initial Equity Grant” shall mean the grant of 12,000,000 restricted shares of common stock of the Company granted to Executive on February 9, 2012 pursuant to the Original Employment Agreement.

(f) Resignation for Good Reason. Resignation for “Good Reason” shall mean, without the express written consent of Executive, the occurrence of one of the following arising on or after the Effective Date, as determined in a manner consistent with Treasury Regulation Section 1.409A-1(n)(2)(ii):

(i) a material reduction or change in Executive’s authority or job duties, responsibilities and requirements inconsistent with Executive’s position with the Company and Executive’s prior duties, responsibilities and requirements;

(ii) any reduction of Executive’s then in effect Base Salary or Executive’s Target Bonus as set forth in Sections 4 and 5 above;

(iii) following a Change in Control, Executive not serving as the chief executive officer of the surviving entity to the Company;

(iv) Executive’s refusal to relocate to a facility or location more than thirty (30) miles from the Company’s Lakewood, Colorado offices; or

(v) any material breach of this Agreement by Company.

In the case of Executive’s allegation of Good Reason, (i) Executive shall provide written notice to the Company of the event alleged to constitute Good Reason within 30 days after the initial occurrence of such event, and (ii) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation (the “Cure Period”). If not remedied within the Cure Period, Executive may submit a written notice of termination, provided that the notice of termination must be given no later than 45 days after the expiration of the Cure Period; otherwise, Executive is deemed to have accepted such event, or the Company’s remedy of such event, that may have given rise to the existence of Good Reason; provided, however, such acceptance shall be limited to the occurrence of such event and shall not waive Executive’s right to claim Good Reason with respect to future similar events.

13. Golden Parachute Limitation. Notwithstanding any other provision of this Agreement, in the event that it shall be determined that the aggregate payments or distributions by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), constitute “excess parachute payments” (as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision, and the regulations promulgated thereunder (collectively, “Section 280G”)) that would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, “Section 4999”) or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”)), then the Payments shall be either (a) delivered in full, or (b) delivered to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable Federal, state or local income and employment taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. In the event that the Payments are to be reduced pursuant to this Section 6, such Payments shall be reduced such that the reduction of compensation to be provided to Executive as a result of this Section 13 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero). All calculations required pursuant to this Section 13 shall be performed in good faith by nationally recognized registered public accountants or tax counsel selected by the Company.

14. Confidential Information.

(a) The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 14 shall survive the termination of the Executive’s employment hereunder.

(b) The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

(c) In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

15. Non-Competition and Non-Solicitation.

(a) The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive.

(b) The Executive hereby agrees and covenants that during the Term and for a period of twelve months thereafter, he shall not, without the prior written consent of the Company:

(i) recruit, solicit, attempt to persuade, or assist in the recruitment or solicitation of, any employee of the Company who was an employee, officer or agent of the Company during the three month period immediately preceding the date of Executive’s termination for the purpose of employing the individual or obtaining the individual’s services or otherwise causing the individual to leave employment with the Company;

(ii) solicit or divert to any competing business any customer or prospective customer with which Executive had contact during the twelve months prior to leaving the Company

(iii) become employed by or perform professional services of the type provided to the Company for any direct competitor of the Company, including by directly or indirectly taking any of the following actions:

(1) serving as an employee, agent, consultant, officer, or director of any such entity; or

(2) inducing or attempting to induce any customer, supplier, or business relation of the Company to cease doing business with the Company, or in any other way interfering with the relationship between any customer, supplier or business relation and the Company.

16. Section 409A.

The provisions of this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding any other provision of this Agreement to the contrary, if as a result of Executive’s Separation from Service (within the meaning of Section 409A), the Executive would receive any payment that, absent the application of this paragraph, would be subject to interest and additional tax imposed pursuant to Code Section 409A as a result of the application of Code Section 409A(2)(B)(i), then, to the extent necessary to avoid the imposition of such interest and additional tax, such payment shall be deferred until the earlier of (i) 6 months after the Executive’s separation from service, or (ii) the Employee’s death.

17. Clawback Rights. (a) The Bonus (the “Clawback Benefits”) shall be subject to “Company Clawback Rights” as follows: During the period that the Executive is employed by the Company and upon the termination of the Executive’s employment and for a period of three (3) years thereafter, if there is a Restatement (as defined below) of any financial results from which any Clawback Benefits to Executive shall have been determined, Executive agrees to repay any Clawback Benefits amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the Restatement of the Company’s financial information. All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to take into account the restated results, and any excess portion of the Clawback Benefits resulting from such restated results shall be immediately surrendered to the Company and if not so surrendered within ninety (90) days of the revised calculation being provided to the Executive by the Compensation Committee following a publicly announced Restatement, the Company shall have the right to take any and all action to effectuate such adjustment. The calculation of the Revised Clawback Benefits amount shall be determined by the Compensation Committee in good faith and in accordance with applicable law, rules and regulations. All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Company and Executive. The Clawback Rights shall be subject to applicable law, rules and regulations. For purposes of this Section 17, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean “a restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared (“Restatement”)”. The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatement conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulation as hereafter may be adopted and in effect.

18. Miscellaneous.

(a) The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Executive of Section 14 or Section 15 of this Agreement. Accordingly, the Executive agrees that any breach or threatened breach by him of Section 14 or Section 15 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b) In the event that the Board determines there has been a material restatement of financial results, the Board of Directors will review all incentive payments that were made to the Executive and other executive officers (collectively “Executive Officer”) on the basis of having met or exceeded specific performance targets in grants or awards made after January 1, 2012 which occur during the three-year period prior to the restatement. If such payments would have been lower had they been calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of our company such payments to the Executive Officers, including Executive, who are found personally responsible for the material restatement, as determined by the Board. For purposes of this policy, the term “executive officers” shall have the meaning given such term in Rule 3b-7 under the Securities Exchange Act of 1934, as amended, and the term “incentive payments” means bonuses and awards under applicable Company incentive compensation plans or, in the absence of such plans and with regard to Executive, under this Agreement.

(c) Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other.

(d) Employment Taxes. Any payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(e) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes the Original Agreement (and any amendments thereto) and all other prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged (it being understood that, pursuant to Section 6, equity awards shall govern with respect to the subject matter thereof). The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(f) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(g) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or e-mail, or sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the following addresses: if to the Company, to the address of its principal corporate office, and if to the Executive, to the address on file with the Company, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(i) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in Denver, Colorado.

(j) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(k) The Executive represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.

(l) The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Executive and the Company have caused this Amended and Restated Executive Employment Agreement to be executed as of the date first above written.

PERSHING GOLD CORPORATION

By:
Name:
Title:

STEPHEN D. ALFERS

Exhibit A

FORM OF RELEASE OF CLAIMS